Exhibit 4.3

EXECUTION COPY

SUPPLEMENTAL INDENTURE IN RESPECT OF GUARANTEE

SECOND SUPPLEMENTAL INDENTURE, dated as of April 28, 2006 (this “Supplemental Indenture”), among Santana Holdings Corp., a Delaware corporation, and Santana Products, Inc., a Delaware corporation (the “New Guarantors”), Compression Polymers Holding Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), Compression Polymers Holding II Corporation, Compression Polymers Corp., Vycom Corp., CPCapitol Acquisition Corp., CPH Sub I Corporation, CPH Sub II Corporation, CPC Sub I Corporation and VC Sub I Corporation (collectively, the “Existing Guarantors” and together with the New Guarantors, the “Guarantors”) and Wells Fargo Bank, N.A., a national banking association, as Trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Existing Guarantors and the Trustee are parties to an Indenture, dated as of July 5, 2005 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Senior Floating Rate Notes due 2012 (the “Floating Rate Notes”) and 10½% Senior Notes due 2013 (the “Fixed Rate Notes” and, together with the Floating Rate Notes, the “Notes”) of the Company;

WHEREAS, Section 4.16 of the Indenture provides that the Company is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall guarantee the Notes pursuant to Guarantees on the terms and conditions set forth herein and in Article XI of the Indenture;

WHEREAS, each New Guarantor desires to enter into this Supplemental Indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such New Guarantor is dependent on the financial performance and condition of the Company;

WHEREAS, pursuant to Section 9.1 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder; and

WHEREAS, all things necessary have been done to make this Supplemental Indenture, when executed and delivered by the Company, the Existing Guarantors and each New Guarantor, the legal, valid and binding agreement of the Company, the Existing Guarantors and each New Guarantor, in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantors, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.             Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words

“herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.             Agreement to Guarantee. Each New Guarantor hereby agrees, jointly and severally with all Existing Guarantors, unconditionally, to guarantee the Notes and the obligations of the Company under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.

3.             Termination, Release and Discharge. Each New Guarantor’s Guarantee shall terminate and be of no further force or effect, and each New Guarantor shall be released and discharged from all obligations in respect of its Guarantee, only as and when provided in Section 11.5 of the Indenture.

4.             Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of each New Guarantor’s Guarantee or any provision contained herein or in Article XI of the Indenture.

5.             Governing Law. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE GUARANTEES AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.             Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

7.             Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8.             Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

SANTANA HOLDINGS CORP., as Guarantor
SANTANA PRODUCTS, INC., as Guarantor

By:	/s/ SCOTT C. HARRISON
	Name:	Scott C. Harrison
	Title:	Vice President, Treasurer and Assistant Secretary

COMPRESSION POLYMERS HOLDING CORPORATION
COMPRESSION POLYMERS HOLDING II CORPORATION
COMPRESSION POLYMERS CORP.
VYCOM CORP.
CPCAPITOL ACQUISITION CORP.

By:	/s/ SCOTT C. HARRISON
	Name:	Scott C. Harrison
	Title:	Senior Vice President and Chief Financial Officer

CPH SUB I CORPORATION
CPH SUB II CORPORATION
CPC SUB I CORPORATION
VC SUB I CORPORATION

By:	/s/ SHIVANANDAN A. DALVIE
	Name:	Shivanandan A. Dalvie
	Title:	Vice President, Assistant Secretary and Treasurer

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ JOSEPH P. O’DONNELL
	Name:	Joseph P. O’Donnell
	Title:	Vice President